Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Timothy M. MacPhee
Telephone:	(978) 688-1811
Fax:	(978) 794-0353

WATTS WATER TECHNOLOGIES ANNOUNCES AGREEMENT TO ACQUIRE AERCO INTERNATIONAL, INC.

North Andover, Mass., November 6, 2014.  Watts Water Technologies, Inc. (NYSE: WTS) announced today the signing of a definitive agreement to acquire AERCO International, Inc. (“AERCO”), a portfolio entity of The Riverside Company, in an all-cash transaction.  The acquisition of AERCO is expected to close before the end of this year.  The consummation of the acquisition is subject to customary closing conditions.

AERCO is a leading manufacturer of a wide range of high-efficiency commercial boilers and water heaters.  The company is based in Blauvelt, New York and its products are distributed primarily in the United States for the commercial markets.

AERCO’s trailing twelve months sales through September approximated $100 million.  Under the terms of the purchase agreement, Watts expects to pay $264.5 million in cash to purchase 100% of the share capital of AERCO on a debt/cash free basis.  The purchase price is subject to a customary net working capital adjustment.  Watts intends to fund the transaction with borrowings under its credit facility.

Robert J. Pagano Jr., Chief Executive Officer, commented, “Acquiring AERCO will allow us to expand our product breadth to the strategically important adjacency of heat and hot water offerings.  AERCO is a recognized leader in the fast growing market for high efficiency boilers and hot water heaters, with solid operating margins and attractive opportunities to continue its strong growth.  AERCO’s products complement our existing portfolio, strengthening our ability to provide a total solution for our customers.  With our existing international footprint, we also anticipate expanding AERCO’s worldwide presence.”

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss the acquisition of AERCO on Friday, November 7, 2014 at 10:00 a.m. Eastern time. The press release and the live web cast can be accessed by visiting the Investor Relations section of the Watts Water Technologies, Inc. website at www.wattswater.com.  Following the web cast, an archived version of the call will be available at the same address until November 7, 2015.

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Watts’ expertise in a wide variety of water technologies enables Watts to be a comprehensive supplier to the water industry.

This Press Release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect our current views about future events.  You should not rely on forward-looking statements because our actual results may differ materially from those predicted as a result of a number of potential risks and uncertainties.  These potential risks and uncertainties include, but are not limited to: the likelihood and timing of the closing of the acquisition of AERCO; the effectiveness of our ongoing restructuring and transformation projects; the current economic and financial condition, which can affect the housing and construction markets where our products are sold, manufactured and marketed; shortages in and pricing of raw materials and supplies; our ability to compete effectively; changes in variable interest rates on our borrowings; failure to expand our markets through acquisitions; failure to successfully develop and introduce new product offerings or enhancements to existing products; failure to manufacture products that meet required performance and safety standards; failure to successfully integrate acquisitions, including the acquisition of AERCO; foreign exchange rate fluctuations; cyclicality of industries where we market our products, such as plumbing and heating wholesalers and home improvement retailers; environmental compliance costs; product liability risks; changes in the status of current litigation; and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” and in Note 14 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC and our subsequent filings with the SEC.  We undertake no duty to update the information contained in this Press Release, except as required by law.